Exhibit 99.1

News Release         ☐    ☐    ☐    ☐

FOR:	REMEDYTEMP, INC.

CONTACT:	Monty Houdeshell
Senior Vice President and
Chief Financial Officer
(949) 425-7600

Roger Pondel/Rob Whetstone
PondelWilkinson MS&L
(323) 866-6006

RemedyTemp Reports Fiscal 2003, Fourth Quarter Financial Results

ALISO VIEJO, Calif.—November 19, 2003—RemedyTemp, Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing®, RemX® Financial Staffing and RemX® IT Staffing, today reported results for its fourth fiscal quarter and fiscal year ended September 28, 2003.

For the 2003 fourth quarter, revenue advanced 0.9% to $126.5 million from $125.4 million for the prior year period. Sequentially, revenue increased 6.4% over the preceding third quarter. Despite the increase in revenue a number of factors contributed to a net loss for the fourth quarter of $24.0 million, or $2.67 per share, compared with net income of $734,000, or $0.08 per share, a year ago. These factors included approximately $7.9 million for additional workers’ compensation reserves as a result of continued high actual loss experience, $1.5 million for accelerated amortization of software that will be discontinued in early fiscal 2004, and $0.4 million in connection with branch office closings. In addition, during the period the company also provided a valuation allowance of $16.8 million against its net deferred tax assets after concluding that a full valuation allowance was appropriate as a result of its recent cumulative losses. Increases in state unemployment insurance, along with investments made for future growth also impacted results.

Revenue for the full 2003 fiscal year rose 3.8% to $482.0 million from $464.5 million last year. The factors noted above, plus a one-time non-cash charge taken in the first quarter for implementation of SFAS 142, “Goodwill and Other Intangible Assets,” resulted in a net loss for the year of $29.2 million, equal to $3.25 per share, versus net income of $2.1 million, or $0.24 per share, for fiscal 2002.

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Greg Palmer, president and chief executive officer, said from an operating perspective, results for the quarter were slightly better than expectations, reflecting a stronger external environment and benefits from a number of strategic programs implemented throughout the year. He said the revenue increase was attributable primarily to growth in the higher margin clerical sector, which advanced 2.4% over the prior year period and represented 28.1% of RemedyTemp’s total volume, compared with 27.7% for the corresponding prior year period. Palmer stated that the company’s RemX® specialty division, launched in 2002 and providing specialized finance, accounting and IT staffing services, also posted sharp increases for the quarter and represented nearly 4% of total revenue, versus 1.1% last year. He said revenue from the light industrial sector declined somewhat compared with the prior year period, reflecting, in part, greater account selectivity as part of the company’s directive to focus on higher gross margin accounts. Palmer also indicated that permanent placement revenues grew in the quarter to 1.1% of revenue, up from 0.8% a year ago, consistent with a target of 3% to 4% by fiscal 2006.

“We believe that the company is making solid progress with its strategic plan, which emphasizes a shift in business mix to higher margin services, along with adding sales capacity and new sales channels,” Palmer said. “During the past year, we concentrated on taking additional costs out of the business and at the same time made investments intended to position RemedyTemp for growth as the pace of the economic recovery quickens. We closed 31 marginally profitable or non-revenue generating company-owned offices and made reductions to our non-revenue generating work force of approximately 5%. Approximately $2.1 million was invested for growth, principally the further rollout of our RemX® division.” He added that sales capacity was expanded in the quarter by adding a net of 15 sales related positions or 10.9%.

The company generated cash from operations of $9.4 million for the fiscal year ended September 28, 2003. Cash and investments, including restricted cash, amounted to $53.2 million at year end, and there was no debt.

Palmer said that the company’s enhanced efforts to better forecast the impact of workers’ compensation expenses and reforms being initiated by the California state government gives him reason to believe that the company may have seen the worst from workers’ compensation cost escalations. He also said the company’s strategy remains to change its business mix by investing in higher gross margin business, continuing to expand outside of California, seeking price increases to offset higher statutory costs, and as a result, expects to return the company to profitability within the next 12-18 months.

“We are fully focused on our strategic plan to return RemedyTemp to profitability and confident that the company is on the right track,” Palmer said. “With our solid financial foundation and reduced cost structure, combined with a strategic plan that is in place and working, and what appears to be a more favorable economic environment, we anticipate improved results in the future.”

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RemedyTemp said it expects revenue for its first fiscal quarter to increase 1.5% to 3.5% over the prior year period to approximately $122 to $125 million. The company said it expects to sustain a pre tax loss of $3.5 to $4.0 million for the first quarter, reflecting losses sustained from the expansion of the RemX® and high-end clerical divisions, higher worker’s compensation expense and accelerated amortization for software to be discontinued in the quarter. The company said it expects to pass on to customers increases in workers’ compensation and other statutory costs beginning in its second fiscal quarter of 2004.

About RemedyTemp Inc.

RemedyTemp, with 238 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties and are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future”). Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including, without limitation, the success of certain cost reduction efforts, the continued performance of the RemX® division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel, including but not limited to workers’ compensation, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, application of deferred tax assets and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following table sets forth a summary statement of income and condensed balance sheet and should be read in conjunction with this news release.

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(Tables to follow)

RemedyTemp, Inc.

(Amounts in ‘000s, except per share amounts)

Statements of Income

	Three Months Ended		Twelve Months Ended
	Sept 28, 2003	Sept 29, 2002	Sept 28, 2003	Sept 29, 2002
Total Revenue	$126,498	$125,411	$481,965	$464,538
Cost of Sales	111,754	101,592	405,205	372,531
Licensees’ Share of Gross Profit	6,068	7,773	24,431	28,741
Selling and Administrative Expenses	17,577	14,353	65,418	57,012
Depreciation and Amortization	2,696	1,310	6,748	5,371

Operating (Loss) Income	(11,597)	383	(19,837)	883
Other Income:
Interest Income, net	27	199	564	819
Other, net	199	139	731	812

(Loss) Income Before Income Taxes	(11,371)	721	(18,542)	2,514
Provision for (Benefit from) Income Taxes	12,654	(13)	8,280	377

(Loss) Income Before Cumulative Chg in Acct Principle	$(24,025)	$734	$(26,822)	$2,137
Cumulative Effect of Change in Accounting Principle, Net of Tax Benefit of $1,634	—	—	(2,421)	—

Net (Loss) Income	$(24,025)	$734	$(29,243)	$2,137

Net (Loss) Income Per Share, Diluted:
Before Cumulative Effect of Chg in Acct Principle	$(2.67)	$0.08	$(2.98)	$0.24
Cumulative Effect of Chg in Acct Principle	$0.00	$0.00	$(0.27)	$0.00

After Cumulative Effect of Chg in Acct Principle	$(2.67)	$0.08	$(3.25)	$0.24
Diluted Weighted Average Shares	9,013	8,994	9,010	9,076

	Condensed Balance Sheets As of
	Sept 28, 2003	Sept 29, 2002
Assets
Current Assets:
Cash and Investments	$31,620	$49,056
Accounts Receivable, net	60,594	61,724
Other Current Assets	7,009	11,001

Total Current Assets	99,223	121,781
Fixed Assets, net	12,337	16,268
Restricted Cash and Investments	21,615	—
Other Assets, net	6,019	8,495

	$139,194	$146,544

Liabilities and Shareholders’ Equity
Current Liabilities	$43,149	$37,959
Long-term Liabilities	20,681	5,601
Shareholders’ Equity	75,364	102,984

	$139,194	$146,544